EXHIBIT 8.1 ^

                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661




January 22, 1999

Board of Directors
First Star Bancorp, Inc.
418 West Broad Street
Bethlehem, Pennsylvania  18018

Board of Directors
Nesquehoning Savings Bank
301 West Catawissa Street
Nesquehoning, Pennsylvania  18240

     RE: Federal Tax Opinion relating to the Statutory Merger of Nesquehoning Savings Bank, a Pennsylvania-Chartered Mutual Savings Bank, with and into First Star Savings Bank, a Pennsylvania-Chartered Stock Savings Bank and wholly-owned subsidiary of First Star Bancorp, Inc., a holding company, under Section 368(a)(1)(A)1

Gentlemen:

         In accordance with your request, set forth below is the opinion of this firm regarding the federal income tax consequences of the proposed transactions whereby a Pennsylvania-chartered mutual savings bank, Nesquehoning Savings Bank ("Nesquehoning"), will merge with and into First Star Savings Bank ("First Star" or "Savings Bank"), a Pennsylvania-chartered stock savings bank and the wholly-owned subsidiary of First Star Bancorp, Inc. (the "Corporation"), pursuant to the laws of the Commonwealth of Pennsylvania and the laws of the United States and applicable federal regulations (the "Merger").

                               STATEMENT OF FACTS
                               ------------------

         The Corporation was incorporated under the laws of the Commonwealth of Pennsylvania in 1993 at the direction of the Board of Directors of First Star for the purpose of becoming the parent holding company of the Savings Bank. First Star became a wholly-owned subsidiary of the Corporation in 1993. The mutual-to-stock conversion of the Savings Bank and the

-----------------

1 All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 2


simultaneous acquisition of all of the stock of the Savings Bank by the Corporation qualified as a tax-free reorganization under Section 368(a)(1)(F). Since the acquisition of the stock of the Savings Bank, the Corporation's business has been limited to that of the Savings Bank and its subsidiaries. At September 30, 1998, the Corporation's and the Savings Bank's total consolidated assets and shareholders' equity were $331.6 million and $16.0 million, respectively.

         Nesquehoning operates its business through one office in Pennsylvania. As of September 30, 1998, Nesquehoning's total assets and retained earnings totalled $16.8 million and $2.2 million, respectively.

         The deposits of First Star and Nesquehoning are insured by the Federal Deposit Insurance Corporation ("FDIC"), and First Star and Nesquehoning are members of the Federal Home Loan Bank of Pittsburgh (the "FHLB of Pittsburgh"). They are subject to comprehensive examination, supervision and regulation by the FDIC and the Pennsylvania Department of Banking ("Department").

         As of December 31, 1998, the authorized capital stock of the Corporation consists of 10,000,000 shares of Common Stock with a par value of $1.00 per share and 2,500,000 shares of Preferred Stock with no par value. As of September 30, 1998, there were 372,084 shares of Common Stock issued and outstanding and 27,520 shares of Preferred Stock issued or outstanding.

         The Corporation, as sole stockholder of First Star, possesses all voting rights and dividend rights and the residual equity of the Savings Bank in the event of the Savings Bank's liquidation after all liquidation distributions have been made pursuant to the liquidation account established by the Savings Bank at the time of its mutual-to-stock conversion. The savings account depositors of First Star receive a fixed rate of return; in the event of liquidation they are only entitled to receive the face amount of their accounts plus accrued interest. The savings account depositors do not possess voting rights coincident with their depository accounts.

         Nesquehoning, as a Pennsylvania-chartered mutual savings bank, has no authorized capital stock. Instead, Nesquehoning, in mutual form, has a unique equity structure, savings depositors of Nesquehoning are entitled to earn interest on their account balances as declared and paid by Nesquehoning. A savings depositor has no right to a distribution of any earnings of Nesquehoning but rather these amounts become retained earnings of Nesquehoning. However, a savings account depositor has a right to share pro rata, with respect to the withdrawable value of his respective savings account, in any liquidation proceeds distributed in the event that

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 3


Nesquehoning is ever liquidated. Voting rights in Nesquehoning are held by its trustees, however FDIC regulations require depositor approval of any mutual to stock conversion. All of the interests held by a savings depositor in Nesquehoning cease when such depositor closes his accounts with that financial institution.

         First Star is primarily engaged in the business of attracting savings deposits from the general public and originating loans secured by residential and, to a lesser extent, commercial and other improved real estate, and originating consumer loans. Nesquehoning is engaged in primarily the same business as First Star. First Star, as the surviving institution after the consummation of the merger, will also primarily be engaged in the same business.

         The Boards of Directors of the Corporation, First Star and Nesquehoning have entered into a Merger Conversion Agreement dated August 14, 1998 ("Agreement"). The Agreement provides for the merger of Nesquehoning with and into First Star. In connection with the Agreement, the Boards of Directors of the Corporation, First Star and Nesquehoning have adopted a Plan of Conversion dated August 14, 1998 ("Plan"), providing for the merger of Nesquehoning with and into First Star.

         Pursuant to the Agreement and the Plan, Nesquehoning will merge with and into First Star pursuant to the applicable provisions of Pennsylvania law and federal law and regulations. First Star will be the survivor of the merger with Nesquehoning and will acquire all of the assets and assume all of the liabilities of Nesquehoning. Thereafter, the corporate existence of Nesquehoning will cease. All savings accounts in Nesquehoning shall be and become savings accounts in First Star without a change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of Nesquehoning shall, as of the date of consummation of the merger, be considered, for purposes of interest paid by First Star thereafter, as if it had been a savings account of First Star at the time said savings account was opened in Nesquehoning and at all times thereafter until such account ceases to be a savings account of First Star. All savings accounts of First Star prior to consummation of the merger shall continue to be savings accounts in First Star after consummation of the merger without any change whatsoever of any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value. The liquidation account of Nesquehoning to be established at the time of the merger for the benefit of certain depositors of the institution shall be established and maintained by First Star. First Star's name after the merger will remain unchanged.

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 4


         In order to merge Nesquehoning with and into First Star, Nesquehoning must comply with the procedures required by federal regulations governing the stock conversion of institutions through merger with a stock institution. Although Nesquehoning will not convert to stock form as a separate step in the merger transaction, the regulations will deem such a conversion to have occurred simultaneously with the merger of Nesquehoning with and into First Star. Pursuant to the Plan, the Corporation will issue shares of its authorized and unissued voting common stock, par value $1.00, which may be offered to eligible account holders, supplemental eligible account holders (if applicable), other depositors, Tax-Qualified Employee Stock Benefit Plans of First Star or the Corporation, and existing stockholders of the Corporation through a subscription offering and to the general public in a direct community offering, as described below.

         The Plan and the proposed transactions are subject to the approval of the Corporation as the sole stockholder of First Star and the members of Nesquehoning, as well as the approval and/or the non-objection of federal and state governmental agencies with jurisdiction over the transactions (e.g., Department, FDIC, Antitrust Division of the Department of Justice, and the Federal Trade Commission.)

         Pursuant to the Plan and applicable laws and regulations, the Corporation will offer for sale authorized but unissued shares of its common stock ("New Shares") in the aggregate in an amount equal to the estimated increase in the pro forma market value of the Corporation as a result of the merger of Nesquehoning with and into First Star as determined by an independent appraisal. All of the New Shares must be subscribed for prior to the consummation of the proposed transactions and, as described above and required by federal regulations, New Shares of the Corporation will first be offered pursuant to non-transferable subscription rights on the basis of preference categories. The New Shares will be offered at a 10% discount to the market price of the common stock of the Corporation as determined by the Agreement.

         The first preference category ("Eligible Account Holders") will consist of all persons who held deposits in Nesquehoning having account balances of not less than $50 at the close of business on July 31, 1997 ("Eligibility Record Date"). In the event that the Eligibility Record Date is more than 15 months prior to the latest amendment to the application for approval filed with the Department, a second preference category ("Supplemental Eligible Account Holders") will be reserved for those persons holding deposits in Nesquehoning having account balances of not less than $50 on the last day of the calendar quarter preceding approval of the Plan by the Department ("Supplemental Eligibility Record Date"). If there is any stock remaining, shares will be offered to the third preference category, which consists of all depositors of Nesquehoning

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 5


as of the voting record date for the special meeting to approve the Plan other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Depositors"). Any remaining shares of the New Shares will be offered to the fourth preference category, consisting of Tax-Qualified Employee Stock Benefit Plans of First Star or the Corporation. The fifth preference category shall consist of existing stockholders of the Corporation as of the date immediately prior to the commencement of the Subscription Offering. Any remaining balance of unsubscribed for stock will thereafter be offered for sale to the general public in a direct community offering.

         As described above and required by applicable regulations, the Plan provides for the establishment by First Star of a separate liquidation account on behalf of Nesquehoning in an amount equal to the net worth of Nesquehoning as of the date of the latest statement of financial condition set forth in the prospectus utilized for the sale of stock in the merger. The establishment of the liquidation account will not operate to restrict the use or application of any of the capital accounts of First Star, except that applicable regulations require that First Star not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its capital below the amount required to maintain the liquidation account. The liquidation account will be for the benefit of each of the respective Nesquehoning Eligible Account Holders and Supplemental Eligible Account Holders who maintain accounts in Nesquehoning at the time of the merger. All such account holders, including those not entitled to subscription rights for reasons of foreign or out-of-state residency, will have an interest in the liquidation account. The interest that the Eligible Account Holders and Supplemental Eligible Account Holders of
Nesquehoning will have is a right to receive, in the event of a complete liquidation of First Star, a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balances for savings accounts then held, prior to any liquidation distribution being made with respect to the capital stock of First Star.

         The initial subaccount balance for a savings account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the savings account, and the denominator is the total amount of qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in Nesquehoning. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any Eligible Account Holder or any savings account of any Supplemental Eligible Account Holder on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, whichever is applicable, is less than the lesser of (1) the deposit balance in the savings account at the close

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 6


of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (2) the amount of the qualifying deposit in such savings account. In such event, the subaccount balance for the savings account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the savings account balance. Once decreased, the Plan provides that the subaccount balance will never be subsequently increased, and if the savings account of an Eligible Account Holder or Supplemental Eligible Account Holder is closed, the related subaccount balance in the liquidation account will be reduced to zero.

         Following the merger, voting rights in First Star will remain exclusively in its sole stockholder, the Corporation. Voting rights in the Corporation will rest exclusively in its stockholders. The merger will not interrupt the business of Nesquehoning and its business will continue as usual. Each depositor of Nesquehoning will retain a withdrawable savings account or accounts in First Star equal in amount to the withdrawable account immediately prior to the merger. All loans of Nesquehoning will remain unchanged and retain their same characteristics with First Star after the merger. Deposits held by First Star will continue to be insured by the FDIC. First Star will continue its membership in the FHLB of Pittsburgh, and will remain subject to the regulatory authority of the FDIC and the Department. Following the transactions, First Star will continue to engage in its business in the same manner as it engaged in prior to the merger and First Star has no plan or intention to sell or otherwise dispose of any of its assets or the assets of Nesquehoning other than in the ordinary course of its business. Furthermore, immediately prior to the merger, Nesquehoning will have a positive net worth calculated in accordance with generally accepted accounting principles.

         Management of Nesquehoning has no knowledge of any plan or intention on the part of Nesquehoning savings account holders to withdraw their savings accounts subsequent to the proposed merger which would reduce their interests in the liquidation account received to an amount having, in the aggregate, a value at the time of the proposed merger of less than 50 percent of the aggregate interests which members of Nesquehoning had prior to the proposed transactions.

                               OPINION OF COUNSEL
                               ------------------

         Based solely on the information described above and on the statements, representations and declarations of the management of the Corporation, First Star and Nesquehoning set forth in the attached affidavits and incorporated by reference herein, we render the following opinion:

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 7


         (1) Provided that the merger of Nesquehoning with and into First Star qualifies as a statutory merger under applicable law and regulation, such merger will constitute a reorganization within the meaning of Section 368(a)(1)(A). First Star and Nesquehoning will each be "a party to a reorganization" within the meaning of Section 368(b).

         (2) No gain or loss will be recognized to Nesquehoning on the transfer of its assets to First Star in exchange for First Star savings accounts, liquidation accounts, and non-transferable subscription rights to purchase the Corporation stock, and the assumption by First Star of the liabilities of Nesquehoning (Sections 361(a) and 357(a)).

         (3) No gain or loss will be recognized by First Star upon the receipt of the assets of Nesquehoning in exchange for First Star's savings accounts, liquidation accounts and subscription rights and assumption by First Star of all of the liabilities of Nesquehoning (Section 1032(a)).

         (4) Corporation will recognize no gain or loss on the sale of its common stock in the subscription offering or in the direct community offering or through the exercise of subscription rights (Section 1032(a)).

                            ANALYSIS AND AUTHORITIES
                            ------------------------

         A tax-free reorganization includes a statutory merger or consolidation effected under applicable State or federal law. (Section 368(a)(1)(A), Section 1.368-2(b)(1) of the Treasury Regs.) It has been represented and is undisputed that the merger of Nesquehoning will be effected as authorized by applicable law. However, in addition to compliance with applicable law, a transaction must satisfy certain judicially imposed requirements in order to qualify as a "reorganization" under Section 368, including: (i) the reorganization must have a valid business purpose, (ii) there must be a "continuity of ownership interest" on the part of those persons who owned the acquired enterprise prior to the merger, and (iii) there must be a continuity of the business enterprise of the acquired company.

         In order to qualify for reorganization treatment, a taxpayer must demonstrate that a legitimate and bona fide business purpose is intended to be served by the "reorganization." Gregory v. Helvering, 293 U.S. 465 (1935), Sections 1.368-1(b), (c) of the Treasury Regs. The management and Boards of Directors of the Corporation, First Star and Nesquehoning believe

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 8


that a combination of Nesquehoning and First Star will produce substantial business benefits for each. Among other things, the merger will increase the net worth of First Star by the net proceeds of the stock to be sold in the transaction, broaden the range of customer services offered by the merged entities, spread investment risk, improve the competitive position of the merged entity, and provide greater flexibility for diversification of business activities and geographic operations.

         There is an additional judicially created requirement that there be a "continuity of ownership interest" on the part of those persons who owned the acquired enterprise prior to the merger. Section 1.368-1 (b) of the Treasury Regs.; LeTulle v. Scofield, 308 U.S. 415 (1940). In order to satisfy the continuity of ownership interest requirement, the owners of the acquired or disappearing corporation (i.e., Nesquehoning) must receive a proprietary interest in the modified enterprise resulting from the reorganization (i.e., First Star). The issue presented in the proposed transaction is whether the members of Nesquehoning will receive a sufficient proprietary or equity interest in First Star to satisfy the requirement.

         In Rev. Rul. 69-3 (1969-1 C.B. 103), the IRS held that the statutory merger of two federal mutual savings and loan associations constituted a reorganization under Section 368(a)(1)(A). Recognizing the dual relationship of the members of a mutual association that of owners and that of holders of withdrawable savings accounts the Service concluded that the continuity of proprietary interest test was satisfied and the merger qualified as an "A" reorganization.

         In Rev. Rul. 80-105 (1980-1 C.B. 78), the IRS, reaffirming the view initially set out in Rev. Rul. 54-193, held that the conversion of a mutual association into a stock association constituted a tax-free reorganization under
Section 368(a)(1)(F). Significantly, while the account holders of the mutual association in Rev. Rul. 80-105 gave up voting rights, unlike the account holders in Rev. Rul. 54-193, they received none in return unless they purchased stock. However, as in Rev. Rul. 54-193, the account holders received a pro rata share in a liquidation account equal to their share of the net worth of the association prior to conversion.

         Rev. Rul. 80-105 recognized, in the context of a stock conversion, that a sufficient continuity of interest on the part of the savings members of the disappearing mutual association existed in the resulting stock association by giving them savings accounts in the stock association of an equal amount, the first right to subscribe to the stock of the resulting association and a pro rata share in a liquidation account equal to each savings members' respective share in the net

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 9


worth of the association prior to conversion. These same factors are present and provide continuity of interest in the proposed merger involving an "A" reorganization.

         Rev. Rul. 80-105 has established that a sufficient continuity of ownership interest on the part of the savings members of a disappearing mutual association exists in a resulting stock association to constitute a tax-free reorganization under Section 368(a)(1)(F). The mutual savings members of the disappearing association will receive subscription rights to purchase the Corporation common stock and a pro rata interest in a liquidation account of the resulting stock association. We believe that a mutual association merging into a stock association in accordance with the Department's amended conversion regulations qualifies as a tax-free reorganization under Section 368(a)(1)(A), even though the savings account holders of the disappearing mutual institution will not receive voting rights unless they purchase stock. Rev. Rul. 80-105 recognized the nominal interest that a savings account holder has in the equity of a mutual savings and loan association. This minimal equity interest of the savings members of Nesquehoning is adequately continued in First Star through their receipt of: (i) savings accounts in First Star of an equal amount, (ii) subscription rights to purchase Corporation common stock to be issued in the merger, and (iii) an interest in a liquidation account equal to their share of the net worth of Nesquehoning immediately prior to the merger.

         The third and final requirement to qualify the reorganization as a tax-free "reorganization", in addition to compliance with applicable law, is the requirement of a continuity of business enterprise. In December 1980, the Treasury Department adopted Reg. Section 1.368-1(d) to provide that a transaction constitutes a tax-free reorganization only if the continuity of business enterprise requirement is satisfied, which means that First Star must either: (i) continue the business of Nesquehoning, or (ii) use a significant portion of the assets of Nesquehoning in its business. (Section 1.368-1(d)(2) of the Treasury Regs.) Pursuant to the Plan and Agreement, First Star will acquire all of the assets and assume all of the liabilities of Nesquehoning. In essence, First Star will continue the historical business of Nesquehoning which is similar, if not identical, to the historical business of First Star. Furthermore, First Star has no intention of disposing of the assets of Nesquehoning after completion of the merger other than in the ordinary course of business. As a result, the continuity of business requirement is satisfied in this case.

                                SCOPE OF OPINION
                                ----------------

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations, judicial authority,

Board of Directors
First Star Bancorp, Inc.

Board of Directors
Nesquehoning Savings Bank
January 22, 1999
Page 10


interpretive rulings of the Internal Revenue Service and such other authorities as we have deemed relevant. If there is any change in applicable law, any or all of the opinions expressed herein may become inapplicable.

         No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Treasury Regulations which may also be applicable thereto, or under any state law, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the items set forth above.

                                     CONSENT
                                     -------

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 filed on behalf of First Star Bancorp, Inc. with the Securities and Exchange commission and on behalf of Nesquehoning a Notice with the Department and the FDIC, and to the references to our firm under the heading "The Merger Conversion -- Effects of Merger Conversion on Depositors and Borrowers of Nesquehoning Savings Bank -- Tax Effects" in the Prospectus constituting a part of such Registration Statement and Notice.

                                 USE OF OPINION
                                 --------------

         This opinion is rendered solely for the benefit of the Corporation, First Star and Nesquehoning in connection with the proposed transaction and is not to be relied upon or used for any other purpose without our prior written consent.

                                     Respectfully submitted,

                                     /s/  Malizia, Spidi, Sloane & Fisch, P.C.
                                     -------------------------------------------
                                     Malizia, Spidi, Sloane & Fisch, P.C.